Exhibit 99.1
NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

Jason Stewart	JR Reilly
860-547-7361	860-547-9140
jason.stewart@thehartford.com	jr.reilly@thehartford.com
The Hartford Announces First-Quarter 2009 Results
HARTFORD, Conn., April 30, 2009 – The Hartford Financial Services Group, Inc. (NYSE: HIG) today reported first-quarter 2009 results. A summary of consolidated financial performance is provided in the following table.

Summary	Quarterly Results
(in millions except per share data)	1Q ‘09	1Q ‘08	Change
Net income (loss)	$(1,209)	$145	NM
Net income (loss) per diluted share	$(3.77)	$0.46	NM
Core earnings (loss)*	$(1,175)	$792	NM
Core earnings (loss) per diluted share*	$(3.66)	$2.51	NM
Assets under management*	$330,187	$424,193	(22%)
Book value per share	$24.15	$56.71	(57%)
Book value per share (ex. AOCI)*	$48.13	$63.79	(25%)

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.
“The environment was challenging in the first quarter of 2009 and was reflected in both our life and property and casualty results,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “But our businesses were not equally impacted. We continued to capitalize on our property and casualty operations’ strong franchise and we reported very good underwriting results and profitability. We also generated strong new business premium in several of our P&C segments, despite the economy. In our life business, equity and credit markets dampened sales and the performance of our general account, although we continued to grow our group benefits business profitably, with disciplined underwriting and pricing.

“Since the third quarter of 2008, we have taken a number of actions to strengthen the company’s financial position, including securing a $2.5 billion investment from Allianz, reducing our dividend to $0.05 per share, and implementing a company-wide expense and efficiency program, where we are on track to achieve cost reductions of $250 million per year, by the end of 2009,” added Ayer.
Building on these initiatives, The Hartford announced today a number of restructuring activities within its global variable annuity businesses.
•	First, in response to the competitive landscape and continued turmoil in the financial markets, the company will suspend writing all new business in Japan beginning June 1. The Hartford remains committed to providing its customers with all the benefits and services they are entitled to as policyholders. As of March 31, 2009, the company had more than 500,000 policies in force and $30 billion of assets under management in Japan.

•	Second, the company has also made the decision to suspend writing all business in the United Kingdom. The company will maintain its Dublin-based service operation to serve existing policyholders and honor the company’s long-term commitments. Also, the company will not proceed with its plans to launch sales in Germany.

•	Third, The Hartford will be making near-term changes in its U.S. variable annuity business, including price increases on the lifetime income rider with required asset allocation and eliminating the rider without investment restrictions. In the third quarter, the company is planning to launch a new variable annuity product focused on simplicity, competitive cost and a lower risk profile.
The Hartford also announced that it is pursuing options for its Institutional Markets Solutions business with the goals of preserving capital and reducing risks. In conjunction with these actions, The Hartford will be taking appropriate steps to align the business cost structure with these measures.
“The financial markets remain difficult and the outlook for the economy is uncertain. In light of these conditions, even as a well capitalized company, we are taking additional measures. We are considering a range of potential options with the goals of preserving capital, stabilizing ratings and reducing risks. However, after evaluation of our opportunities, we may determine that the best course for The Hartford is to continue with a diversified business model,” added Ayer.
The Hartford reported a first-quarter 2009 net loss of $1.2 billion, or $3.77 per diluted share, compared with first-quarter 2008 net income of $145 million, or $0.46 per diluted share. The first-quarter 2009 net loss included the effect of a $1.5 billion after-tax charge, or $4.66 per diluted share, related to the company’s revision of its estimates of future gross profits in its life operations, commonly referred to as a “DAC unlock.” The off-cycle unlock was taken as a result of significant equity market declines since the company’s previous DAC unlock performed in the third quarter of 2008. Estimates of future gross profits are used in the determination of certain asset and liability balances, including deferred acquisition costs (DAC) and benefits, loss and loss adjustment expenses for insurance contracts.

The net realized capital loss for the first quarter of 2009 was $46 million, after tax. First-quarter 2008 results included a net realized capital loss of $648 million, after tax, of which $220 million related to the implementation of accounting standard SFAS 157.
REVIEW OF BUSINESS UNIT RESULTS
Property and Casualty Operations
“The Hartford’s strong property and casualty business delivered another quarter of very good performance,” said Ayer. “With a focus on best-in-class service, the franchise attracted significant new business while maintaining sound underwriting discipline. Our ongoing investments in our service areas and agent relationships continue to generate results.”
Written premiums for The Hartford’s property and casualty operations in the first quarter were approximately $2.5 billion, down 5% from the first quarter of 2008. This decline was largely due to the effects of weaker economic conditions and the impact of the sale of the company’s excess and surplus lines property insurance business (First State Management Group) in March 2009.
Net income from ongoing operations was $111 million for the first quarter of 2009, including the effect of a $188 million net realized capital loss. Net income from ongoing operations in the first quarter of 2008 was $312 million, including the effect of an $87 million net realized capital loss. The decrease in net income was primarily driven by higher net realized capital losses and lower net investment income, driven by losses from limited partnerships and other alternative investments, as well as lower yields on fixed maturities and lower underwriting income partially offset by lower income tax expense.
The current accident year combined ratio for ongoing operations in the first quarter of 2009, excluding catastrophes, was 90.0%, compared with 87.9% in the prior-year period. The first quarter of 2009 benefited from favorable prior accident year net reserve development of $68 million, or 2.7 points, primarily related to general liability, workers’ compensation and professional liability claims. In addition, current accident year catastrophe losses were $65 million, or 2.6 points, due primarily to losses from ice storms and windstorms in the Southeast and Midwest.
Personal Lines
Personal lines written premiums for the first quarter of 2009 grew 1% over the prior-year period to $944 million. Written premiums in the company’s AARP business rose 3% in the first quarter, as a rise in consumer shopping drove a 29% increase in AARP new business written premium over the prior-year period. Policy account retention remained strong.
The first-quarter 2009 accident year combined ratio, excluding catastrophes, was 87.0%, equal to the prior-year period. Recorded in the first quarter of 2009 were 4.3 points of current accident year catastrophes related to ice and wind storms in the Southeast and Midwest, and 1.1 points of net unfavorable prior year development.

Small Commercial
Written premiums for small commercial were $693 million for the first quarter of 2009, compared with $743 million in the year-ago period. The decline in written premium was driven by the effects of the economic downturn, which led to increased cancellations, and a decline in average renewal premium due to a reduction of policy endorsements and lower payrolls. Policies in-force at the end of the quarter were up 1%, compared to the end of the first quarter of 2008.
The first-quarter 2009 accident year combined ratio, excluding catastrophes, was 84.8% as compared to 81.7% in the first quarter of 2008. Recorded in the first quarter of 2009 was 1.0 point of current accident year catastrophes and 0.8 points of net unfavorable prior year development.
Middle Market
Written premiums for middle market were $526 million for the first quarter of 2009, compared with $565 million in the year-ago period. Written premiums decreased due to a combination of generally weaker economic conditions, as reflected in lower audit premiums, and the company’s continued disciplined approach to evaluating and pricing risks. Middle market policies in-force rose 1% as compared with the first three months of 2008.
The first-quarter 2009 accident year combined ratio, excluding catastrophes, was 95.2%, compared with 91.9% in the prior-year period. Recorded in the first quarter of 2009 were 2.8 points of current accident year catastrophes and 10.5 points of net favorable prior year development, primarily related to general liability claims.
Specialty Commercial
In specialty commercial, written premiums for the first quarter of 2009 were $295 million, down from $340 million in the prior-year period. Specialty property written premium was reduced by $26 million in the first quarter of 2009 due to the company’s sale of First State Management Group. The remainder of the decline was largely due to disciplined pricing in a competitive environment, as well as the impact of first-quarter ratings downgrades on sales of the company’s professional liability, fidelity and surety products.
The first-quarter 2009 accident year combined ratio, excluding catastrophes, was 100.5% as compared with 95.5% in the first quarter of 2008. Recorded in the first quarter of 2009 were 0.1 points of current accident year catastrophes and 7.9 points of net favorable prior year development, primarily related to professional liability claims.

Life Operations
Life operations assets under management at the end of March 2009 were $283.4 billion, compared with $370.3 billion as of March 31, 2008, the decrease was largely driven by equity market declines. Life reported a net loss of $1.3 billion in the first quarter of 2009, compared with a net loss of $155 million in the year-ago period.
The first quarter of 2009 included the effect of a $1.5 billion after-tax charge related to the DAC unlock. The first quarter of 2009 also included a $113 million net realized capital gain. Net gains on the company’s variable annuity hedging program, including the impact of assumption changes, offset realized capital losses from asset sales and impairments. The first quarter of 2008 included a $550 million net realized capital loss, driven by the $220 million impact related to the implementation of SFAS 157.
Beginning in the second quarter of 2009, and each quarter thereafter, The Hartford will use a reversion to the mean approach for determining the separate account return assumption used in the calculation of estimated gross profits.
INDIVIDUAL MARKETS
Retail Products Group
Total retail products group assets under management were $109.5 billion at March 31, 2009, compared with $165.4 billion at March 31, 2008, as a result of equity market declines on account values. The net loss for the first quarter of 2009 was $744 million. The loss included a $985 million charge related to the DAC unlock, as well as a net realized capital gain of $179 million, driven by gains on GMWB liabilities and the related GMWB hedging program. This compares with a first-quarter 2008 net loss of $77 million, which included a net realized capital loss of $262 million.
Variable annuity deposits for the quarter were $702 million, compared to $2.5 billion in the prior-year period. The decline was due to volatile equity markets and intense product feature competition. Fixed annuity deposits increased to $633 million in the first quarter of 2009, up from $69 million in the first quarter of 2008, as equity market volatility drove an increased demand for fixed income products. First-quarter 2009 variable annuity net outflows were $2.0 billion, compared with net outflows of $1.2 billion in the prior-year period. Variable annuity assets under management ended the quarter at $68.2 billion, compared with $107.9 billion at the end of the first quarter of 2008.
The Hartford is postponing the launch of its new variable annuity product suite originally scheduled for May and is instead introducing a series of product modifications effective May 1, 2009. These modifications will include increased pricing on the Lifetime Income Builder Portfolios and the discontinuation of the Lifetime Income Builder Selects income rider offering to new policyholders. The company is planning to develop a new suite of products for planned introduction this fall that will be more consistent with changing customer preferences in the evolving variable annuity market.

Mutual fund deposits were $2.3 billion in the first quarter of 2009, compared with $4.0 billion in the prior-year period. On a relative basis, The Hartford’s family of mutual funds performed well during the quarter, but deposits were down as challenging equity markets led to a significant drop in mutual fund deposits industry-wide. Total retail mutual fund assets under management were $28.7 billion as of March 31, 2009, compared with $44.6 billion at March 31, 2008.
Individual Life
First-quarter 2009 sales for individual life were $37 million, compared with $65 million in the prior-year period. Equity market volatility significantly reduced demand for variable universal life products in all distribution channels. Life insurance in-force rose 8% to $196.9 billion in the first quarter of 2009. Term life in-force rose 20%, to $65.3 billion, as customer demand shifted to fixed products.
Individual life reported a net loss of $18 million for the first quarter of 2009, including a $26 million charge related to the DAC unlock and a net realized capital loss of $19 million. This compares with net income of $20 million in the year-ago period, which included a net realized capital loss of $21 million.
EMPLOYER MARKETS
Retirement Plans
Retirement plans assets under management were $36.0 billion at March 31, 2009, compared with $46.4 billion at the end of the first quarter of 2008, due primarily to equity market declines. Total deposits declined 1% to $2.2 billion in the first quarter of 2009.
Retirement plans reported a net loss of $88 million for the quarter, including a $57 million charge related to the DAC unlock, and a net realized capital loss of $35 million. This compares to a net loss of $5 million in the prior-year period, which included a net realized capital loss of $23 million.
Group Benefits
Group benefits fully insured sales increased 5% to $400 million in the first quarter, compared with $381 million in the prior-year period, as a result of strong national account sales. Fully insured premiums of $1.1 billion for the first quarter of 2009 were up 6% over the prior year. According to LIMRA’s full-year 2008 report, The Hartford retained its number two ranking in group disability and number three ranking in group life, as measured by in-force premium.
Group benefits reported net income for the first quarter of 2009 of $69 million, which reflects a net realized capital gain of $2 million. For the first quarter of 2008, group benefits reported net income of $46 million, which included a net realized capital loss of $24 million.
INTERNATIONAL MARKETS
For the first quarter of 2009, variable annuity deposits in Japan were ¥18.9 billion, or $202 million, down 81% on a yen basis from the first quarter of 2008 as a result of weaker market conditions and increasing competition. Net outflows for variable annuities were ¥7.5 billion, or $80 million, for the first quarter of 2009.

Total assets under management in Japan were ¥3.1 trillion, or $30.9 billion, as of March 31, 2009, down 21% over the prior-year period on a yen basis due to equity market declines. International operations net loss for the first quarter of 2009 was $293 million, including a $422 million charge related to the DAC unlock and a net realized capital gain of $158 million. First-quarter 2008 net income was $8 million and included a net realized capital loss of $64 million. The first-quarter 2009 net realized capital gain was primarily due to foreign currency gains on an intercompany reinsurance transaction liability driven by the weakening yen. The gains were entirely offset by foreign currency losses on the related intercompany reinsurance asset recorded in accumulated other comprehensive income in the company’s financial statements.
INSTITUTIONAL MARKETS
Institutional deposits for the first quarter of 2009 were $680 million, compared with $1.7 billion in the prior-year period, due to the company’s decision not to write guaranteed interest products and recent ratings downgrades. Institutional account value totaled $59.5 billion as of March 31, 2009, compared to $61.6 billion at March 31, 2008. Institutional reported a first-quarter 2009 net loss of $174 million, which included a net realized capital loss of $155 million, compared with a net loss of $120 million in the year-ago period, which included a net realized capital loss of $142 million. The decline in net income was primarily driven by losses from limited partnerships and other alternative investments in the first quarter of 2009.
INVESTMENTS
The Hartford’s total investments, excluding trading securities, were $88.5 billion as of March 31, 2009, compared to $89.3 billion as of December 31, 2008. The decrease was primarily due to declines in the value of fixed maturities. Net investment income, excluding trading securities, was $920 million, pre-tax, in the first quarter of 2009, a decline of 23% from the prior-year period. The decline was largely due to lower yields on fixed maturity investments and a pre-tax loss of $209 million from partnerships and alternative investments.
The net realized capital loss for the first quarter of 2009 was $46 million, after-tax, primarily due to losses on sales and impairments, offset by a $339 million after-tax net gain on the company’s variable annuity hedging program, including the impact of assumption changes. During the first quarter of 2009, The Hartford reduced some of its exposure to financial companies and other sectors that the company believes are most likely to be impacted in a continued economic downturn. Impairments in the first quarter of 2009 were $141 million, after-tax. More than half of the impairment losses in the quarter were on assets with respect to which the company planned to sell or tender, and the remainder was primarily related to further price declines on previously impaired securities.
Net unrealized losses on investments were $6.9 billion, after tax, as of March 31, 2009, compared with $6.8 billion as of December 31, 2008. The Hartford did not early adopt new accounting standards regarding mark-to-market valuation and recognition of other than temporary impairments in the first quarter of 2009, but will adopt these standards in the second quarter of 2009.

2009 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2009 core earnings per diluted share to be between $0.05 and $0.45, including the impact of the $1.5 billion after-tax charge, or $4.60 per diluted share, related to the DAC unlock recorded in the first quarter of 2009. The company’s previous guidance for 2009 core earnings per diluted share was between $5.80 and $6.20 and did not include a DAC unlock. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2009, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
The 2009 guidance assumes the following items:
— U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 874 on April 29, 2009;
— This guidance incorporates no estimate of the effect of future quarterly unlocks of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC);
— A pre-tax underwriting loss of $160 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;
— This guidance assumes no impact from suspension of sales in Japan and the United Kingdom;
— A catastrophe ratio of 3.0% to 3.5%;
— An annualized yield on limited partnerships and other alternative investments of (17%); and
— Diluted weighted average shares outstanding of 325.4 million for full year 2009.
Markets worldwide have experienced persistent volatility and disruption, due largely to the stresses affecting the global financial system, which accelerated significantly in the second half of 2008 and continued in the first quarter of 2009. The United States, Europe and Japan have entered severe recessions that are likely to persist well into and perhaps through 2009, despite governmental intervention in the world’s major economies. The likelihood that the company’s 2009 earnings guidance will turn out to be incorrect is increased by virtue of these conditions. The company’s actual experience in 2009 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ from the 2009 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly report on Form 10-Q for the quarter ended March 31. 2009, and annual report on Form 10-K for the year ended December 31, 2008.

CONFERENCE CALL
The Hartford will discuss its first-quarter 2009 results in a conference call on Friday, May 1 at 8:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2009, which is available on The Hartford’s Web site, ir.thehartford.com.
About The Hartford
The Hartford is one of the nation’s largest financial services companies and a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.
HIG-F
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.

Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Core earnings (loss) is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings for the three months ended March 31, 2008 and 2009 is set forth in the results by segment table. The 2009 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three months ended March 31, 2008 and 2009 is set forth on page C-3 of The Hartford’s Investor Financial Supplement for the first quarter of 2009.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended March 31, 2008 and 2009 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the first quarter of 2009.

Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding.
The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2008 and 2009 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-12 of The Hartford’s Investor Financial Supplement for the first quarter of 2009.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include, without limitation, uncertainties related to the depth and duration of the current recession and financial market conditions, which continued to adversely affect the Company’s business and results in the first quarter of 2009, the extent of the impact on the Company’s results and prospects of recent downgrades in the Company’s financial strength and credit ratings and the impact of any further downgrades on the Company’s business and results; the success of management’s initiatives to stabilize the Company’s ratings and mitigate and reduce risks associated with various business lines; whether, if and to what extent the federal government will approve the Company’s application to participate in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the amount of statutory capital that the company has, changes to the statutory reserves and/or risk based capital requirements, and the company’s ability to hold sufficient statutory capital to maintain financial strength and credit ratings; the possibility of general economic and business conditions that are less favorable than anticipated; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to defaults by others; the availability of our commercial paper program; the potential for further acceleration of DAC amortization; the potential for further impairments of our goodwill; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in federal or state tax laws, including changes impacting the availability of the separate account dividend received deduction; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2008 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
- Financial tables to follow -

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended
	March 31,
	2008	2009	Change

LIFE
Retail Products Group	$(77)	$(744)	NM
Individual Life	20	(18)	NM

Total Individual Markets Group	(57)	(762)	NM
Retirement Plans	(5)	(88)	NM
Group Benefits	46	69	50%

Total Employer Markets Group	41	(19)	NM
International	8	(293)	NM
Institutional Solutions Group	(120)	(174)	(45%)
Other	(27)	(10)	63%

Total Life net loss	(155)	(1,258)	NM
Less: Net realized capital gains (losses), after-tax and DAC [1]	(548)	123	NM

Total Life core earnings (losses)	393	(1,381)	NM

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	105	75	(29%)
Small Commercial	119	87	(27%)
Middle Market	55	69	25%
Specialty Commercial	39	23	(41%)

Total Ongoing Operations underwriting results	318	254	(20%)
Net servicing income	(1)	8	NM
Net investment income	310	185	(40%)
Other expenses	(57)	(50)	12%
Net realized capital losses	(134)	(289)	(116%)
Income tax (expense) benefit	(124)	3	NM

Ongoing Operations net income	312	111	(64%)

Other Operations
Other Operations net income	14	1	(93%)

Total Property & Casualty net income	326	112	(66%)
Less: Net realized capital losses, after-tax [1]	(100)	(209)	(109%)

Total Property & Casualty core earnings	426	321	(25%)

CORPORATE
Total Corporate net loss	(26)	(63)	(142%)

CONSOLIDATED

Net income (loss)	145	(1,209)	NM
Less: Net realized capital losses, after-tax and DAC [1]	(647)	(34)	95%

Core earnings (losses)	$792	$(1,175)	NM

PER SHARE DATA
Diluted earnings (loss) per share
Net income (loss)	$0.46	$(3.77)	NM
Core earnings (losses)	$2.51	$(3.66)	NM
Book value per share
Book value per share (including AOCI)	$56.71	$24.15	(57%)
Per share impact of AOCI	$(7.08)	$(23.98)	NM
Book value per share (excluding AOCI)	$63.79	$48.13	(25%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
Second-Quarter and Full-Year 2009 Guidance
Full-Year 2009 Core Earnings Per Diluted Share of $0.05 — $0.45

	2009 Written Premium	2009
Property and Casualty	Growth Compared to 2008	Combined Ratio*
Ongoing Operations	(6%) - (3%)	90.0% - 93.0%

Personal Lines	(1%) - 2%	89.5% - 92.5%
Auto	0.5% - 3.5%
Homeowners	(4.5%) - (1.5%)

Small Commercial	(6%) - (3%)	85.0% - 88.0%

Middle Market	(8.5%) - (5.5%)	93.5% - 96.5%
Specialty Commercial	(16.5%) - (13.5%)	96.5% - 99.5%

*	Excludes catastrophes and prior-year development

Life	Deposits	Net Flows	Core Earnings ROA[1]
U.S. Individual Annuity			Individual Annuity
Full Year 2009 — Variable Annuity	$2.0 - $3.0 Billion	($9.0) - ($8.0) Billion	43-47 bps
2Q09 — Variable Annuity	$0.50 - $0.75 Billion	($2.25) - ($1.75) Billion
Full Year 2009 — Fixed Annuity	$1.75 - $2.25 Billion	$0.75 - $1.25 Billion
Japan Annuity			Japan Operations
Full Year 2009 — Variable Annuity*			23-33 bps

* Guidance for ROA assumes no impact from the suspension of sales in Japan.

Retail Mutual Funds			Other Retail
Full Year 2009	$9.0 - $11.0 Billion	($0.5) - $1.0 Billion	1-3 bps
2Q09	$2.25 - $2.75 Billion	$0.0 - $500 Million
Retirement Plans
Full Year 2009	$8.0 - $9.0 Billion	$0 - $0.5 Billion	0-5 bps
2Q09	$1.5 - $2.0 Billion	($1.3) - ($0.8) Billion
Institutional Solutions Group
Full Year 2009			(5)-0 bps
Group Benefits (Full Year 2009)
Fully Insured Premiums*	$4.5 - $4.6 Billion
Loss Ratio	71% - 74%
Expense Ratio	26% - 28%
After-tax Margin**	6.3% - 6.7%

* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.
** Guidance on after-tax margin is core earnings divided by total core revenue, excluding buyout premiums.

Individual Life (Full Year 2009)
Inforce Growth	7% - 9%
After-tax Margin, excluding DAC unlock*	10% - 12%

*	Guidance on after-tax margin is core earnings divided by total core revenue.

[1]	ROA outlooks exclude impact of the first-quarter 2009 DAC unlock